                                                                    Exhibit 4.08



                              SUPPLEMENT NO. 1 dated as of April 28, 1998, to
                    the Guarantee Agreement dated as of October 15, 1997, among each of the subsidiaries listed on Schedule I thereto (each such subsidiary individually, a "Guarantor" and
                                                     ---------
                    collectively, the "Guarantors") of CHOICE HOTELS
                                       ----------
                    INTERNATIONAL, INC., a Delaware corporation (the

                    "Borrower"), and THE CHASE MANHATTAN BANK, a New York
                     --------
                    banking corporation, as agent (the "Agent") for the Secured
                                                        -----
                    Parties.

          A. Reference is made to the Credit Agreement dated as of October 15, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto (the "Lenders") and the Agent.

          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee Agreement and the Credit Agreement.

          C. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.09 of the Credit Agreement, each Subsidiary of the Borrower with assets greater than or equal to 10% of Consolidated Total Assets that (a) was not in existence or not a Subsidiary on the date of the Credit Agreement or (b) did not hold 10% or more of Consolidated Total Assets on the date of the Credit Agreement is required to enter into the Guarantee Agreement as a Guarantor upon becoming a Subsidiary or acquiring the requisite percentage of assets. Section 19 of the Guarantee Agreement provides that Subsidiaries of the Borrower may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the "New Guarantor") is executing this
                                             -------------
Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

          Accordingly, the Collateral Agent and the New Guarantor agree as follows:

          SECTION 1. In accordance with Section 19 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a "Guarantor" in the Guarantee Agreement shall be deemed to include the New Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

          SECTION 2. The New Guarantor represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

          SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

          SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

          SECTION 8. The New Guarantor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Agent.

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

          IN WITNESS WHEREOF, the New Guarantor and the Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.



                              QH EUROPE PARTNERSHIP


                              by: QUALITY HOTELS EUROPE, INC., as partner


                              by /s/ Joseph M. Squeri
                                --------------------------------
                                    Name: Joseph M. Squeri
                                    Title: Vice President, Treasurer
                                    Address:  10750 Columbia Pike
                                              Silver Spring, MD 20901

                              by: CHOICE HOTELS INTERNATIONAL, as partner

                              by /s/ Joseph M. Squeri
                                --------------------------------
                                    Name: Joseph M. Squeri
                                    Title: Vice President, Treasurer
                                    Address:  10750 Columbia Pike
                                              Silver Spring, MD 20901


                              THE CHASE MANHATTAN BANK,
                               as Collateral Agent,


                              by /s/ Karen M. Sharf
                                --------------------------------
                                    Name: Karen M. Sharf
                                    Title: Vice President
                                    Address:


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